July 30, 2024
Hayward Holdings Announces Second Quarter Fiscal Year 2024 Financial Results and Narrows Full-Year Guidance Range

SECOND QUARTER FISCAL 2024 SUMMARY
•Net Sales increased year-over-year to $284.4 million
•Net Income increased 28% year-over-year to $37.6 million
•Adjusted EBITDA* increased 4% year-over-year to $82.6 million
•Diluted EPS increased 31% year-over-year to $0.17 and adjusted diluted EPS* increased 11% year-over-year to $0.21
•Year-to-date cash flow from operations increased 26% year-over-year to $209.8 million

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer and marketer of a broad portfolio of pool and outdoor living technology, today announced financial results for the second quarter ended June 29, 2024 of its fiscal year 2024. Comparisons are to financial results for the prior-year second fiscal quarter.
CEO COMMENTS
“I am pleased to report second quarter results consistent with expectations,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “We delivered record gross margins and increased cash flow through ongoing operational execution and working capital management. This performance enabled us to further strengthen the balance sheet and fund our growth initiatives. During the quarter, we reduced net leverage meaningfully while completing a voluntary early debt repayment and strategic acquisition of ChlorKing, a leader in commercial pool water sanitization. ChlorKing’s innovative technologies and strong customer relationships expand our product offering and improve access to a broader set of customers in this growing market. The economic and interest rate environment remains uncertain, and we are seeing progressively leaner channel inventory positions. However, our team continues to execute at a high level, strengthening Hayward’s leadership position in the pool industry.”
SECOND QUARTER FISCAL 2024 CONSOLIDATED RESULTS
Net sales increased modestly to $284.4 million for the second quarter of fiscal 2024. The modest increase in net sales during the quarter was the result of increases in net price, partially offset by a decline in volume. The decrease in volume resulted from market declines in the Middle East and Asia and lower new construction and remodels in the U.S., partially offset by growth in Europe and Canada.
Gross profit increased by 6% to $145.1 million for the second quarter of fiscal 2024. Gross profit margin increased 290 basis points to 51.0%. The increase in gross profit margin was primarily due to operational efficiencies in our manufacturing facilities and net price increases.
Selling, general, and administrative expense (“SG&A”) increased by 9% to $63.2 million for the second quarter of fiscal 2024. The increase in SG&A was driven by increased warranty, incentive compensation and selling expenses. As a percentage of net sales, SG&A increased 180 basis points to 22.2%, compared to the prior-year period of 20.4%, driven by the factors discussed above. Research, development, and engineering expenses were $6.1 million for the second quarter of fiscal 2024, or 2% of net sales, as compared to $6.9 million for the prior-year period, or 2% of net sales.
Operating income increased by 8% to $68.0 million for the second quarter of fiscal 2024, due to the aggregated effects of the items described above. Operating income as a percentage of net sales (“operating margin”) was 23.9% for the second quarter of fiscal 2024, a 170 basis point increase from the 22.2% operating margin in the prior-year period.
Interest expense, net, decreased by 12% to $16.8 million for the second quarter of fiscal 2024 primarily due to the repayment of the Incremental Term Loan B principal balance in April 2024 and higher interest income on cash investment balances. Additionally, due to the Company’s voluntary early debt repayment during the quarter, the Company incurred a $4.9 million debt extinguishment loss.

Income tax expense for the second quarter of fiscal 2024 was $9.4 million, for an effective tax rate of 19.9%, compared to income tax expense of $13.8 million, for an effective tax rate of 31.9%, for the prior-year period. The change in the effective tax rate was primarily due to the change to the Company’s permanent reinvestment assertion for one jurisdiction during the prior-year period and a tax benefit from a return-to-provision adjustment in the second quarter of fiscal 2024.
Net income increased by 28% to $37.6 million for the second quarter of fiscal 2024.
Adjusted EBITDA* increased to $82.6 million for the second quarter of fiscal 2024 from $79.5 million in the prior-year period. Adjusted EBITDA margin* expanded 100 basis points to 29.0%.
Diluted EPS increased by 31% to $0.17 for the second quarter of fiscal 2024. Adjusted diluted EPS* increased by 11% to $0.21 for the second quarter of fiscal 2024.
SECOND QUARTER FISCAL 2024 SEGMENT RESULTS
North America
Net sales increased by 2% to $241.1 million for the second quarter of fiscal 2024. The increase was primarily driven by net price improvement and volume growth in Canada, partially offset by a modest decline in volume in the U.S. due to lower new construction and remodels.
Segment income increased by 6% to $75.3 million for the second quarter of fiscal 2024. Adjusted segment income* increased by 6% to $81.3 million.
Europe & Rest of World
Net sales decreased by 6% to $43.3 million for the second quarter of fiscal 2024. The decline was primarily due to a decline in volume, partially offset by the favorable impact of net price. The decline in volume is driven primarily by market declines in the Middle East and Asia, partially offset by growth in Europe.
Segment income decreased by 12% to $8.3 million for the second quarter of fiscal 2024. Adjusted segment income* decreased by 11% to $8.6 million.
BALANCE SHEET AND CASH FLOW
As of June 29, 2024, Hayward had cash and cash equivalents of $215.1 million and approximately $232.6 million available for future borrowings under its revolving credit facilities. Cash flow provided by operations for the six months ended June 29, 2024 of $209.8 million was an increase of $43.3 million from the prior-year period. The increase in cash provided was primarily driven by greater cash generated by working capital compared to the prior-year period and due to an increase in net income.
OUTLOOK
Hayward is narrowing its full-year 2024 guidance, reflecting better than expected margins offset by a more challenging demand environment, particularly in new construction and remodels and certain international markets. For fiscal year 2024, Hayward now expects net sales of $1.010 billion to $1.040 billion, or an increase of approximately 2% to 5% from fiscal year 2023, including a contribution from the ChlorKing acquisition of approximately 1%, compared to our prior guidance of $1.010 billion to $1.060 billion. We now expect Adjusted EBITDA* of $255 million to $270 million, or an increase of approximately 3% to 9% from fiscal year 2023, compared to our prior guidance of $255 million to $275 million.
The pool industry remains attractive and benefits from sustainable secular demand trends in outdoor living. Hayward continues to leverage our competitive advantages and drive increasing adoption of our leading SmartPad™ pool equipment products both in new construction and the aftermarket, which has historically represented approximately 80% of net sales. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by its technology leadership, operational excellence, strong brand and installed base, and multi-channel capabilities.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, July 30, 2024 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
The conference call can also be accessed by dialing (877) 423-9813 or (201) 689-8573.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 13747810. The replay will be available until 11:59 p.m. Eastern Time on August 13, 2024.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, heaters, sanitizers, filters, LED lighting, water features, and cleaners all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “outlook,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2024 guidance; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; future channel stocking levels; and growth and expansion opportunities. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business and weather conditions; competition from national and global companies, as well as lower-cost manufacturers; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; its ability to execute on its growth strategies and expansion opportunities; Hayward’s exposure to credit risk on its accounts receivable, impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish, maintain and effectively enforce intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; Hayward’s ability to attract and retain senior management and other qualified personnel; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s product manufacturing disruptions, including as a result of catastrophic and other events beyond its control; uncertainties related to distribution channel inventory practices and the impact on net sales volumes; Hayward’s ability to realize cost savings from restructuring activities; Hayward’s and its customers’ ability to manage product inventory in an effective and efficient manner; and other factors set forth in Hayward’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, total segment income, adjusted total segment income, adjusted total segment income margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. Therefore, these measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation of full fiscal year 2024 adjusted EBITDA outlook to the comparable GAAP measure is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Adjusted EBITDA outlook for full year 2024 is calculated in a manner consistent with the historical presentation of this measure in the appendix.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 29, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$215,056	$178,097
Short-term investments	—	25,000
Accounts receivable, net of allowances of $2,993 and $2,870, respectively	148,233	270,875
Inventories, net	213,559	215,180
Prepaid expenses	15,789	14,331
Income tax receivable	—	9,994
Other current assets	17,579	11,264
Total current assets	610,216	724,741
Property, plant, and equipment, net of accumulated depreciation of $103,894 and $95,917, respectively	160,657	158,979
Goodwill	951,879	935,013
Trademark	736,000	736,000
Customer relationships, net	218,252	206,308
Other intangibles, net	95,656	94,082
Other non-current assets	90,011	91,161
Total assets	$2,862,671	$2,946,284

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$14,261	$15,088
Accounts payable	69,392	68,943
Accrued expenses and other liabilities	148,813	155,543
Income taxes payable	2,974	109
Total current liabilities	235,440	239,683
Long-term debt, net	959,840	1,079,280
Deferred tax liabilities, net	242,608	248,967
Other non-current liabilities	67,385	66,896
Total liabilities	1,505,273	1,634,826

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of June 29, 2024 and December 31, 2023	—	—
Common stock $0.001 par value, 750,000,000 authorized; 243,738,167 issued and 215,071,798 outstanding at June 29, 2024; 242,832,045 issued and 214,165,676 outstanding at December 31, 2023	244	243
Additional paid-in capital	1,086,680	1,080,894
Common stock in treasury; 28,666,369 and 28,666,369 at June 29, 2024 and December 31, 2023, respectively	(358,110)	(357,755)
Retained earnings	628,330	580,909
Accumulated other comprehensive income	254	7,167
Total stockholders’ equity	1,357,398	1,311,458
Total liabilities, redeemable stock, and stockholders’ equity	$2,862,671	$2,946,284

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$284,393	$283,543	$496,962	$493,679
Cost of sales	139,306	147,033	247,296	259,278
Gross profit	145,087	136,510	249,666	234,401
Selling, general and administrative expense	63,155	57,716	123,169	112,603
Research, development and engineering expense	6,119	6,873	12,421	12,850
Acquisition and restructuring related expense	839	1,309	1,343	2,872
Amortization of intangible assets	6,949	7,637	13,849	15,254
Operating income	68,025	62,975	98,884	90,822
Interest expense, net	16,799	19,130	35,391	38,491
Loss on debt extinguishment	4,926	—	4,926	—
Other (income) expense, net	(646)	625	(1,284)	(134)
Total other expense	21,079	19,755	39,033	38,357
Income from operations before income taxes	46,946	43,220	59,851	52,465
Provision for income taxes	9,365	13,767	12,430	14,602
Net income	$37,581	$29,453	$47,421	$37,863

Earnings per share
Basic	$0.17	$0.14	$0.22	$0.18
Diluted	$0.17	$0.13	$0.21	$0.17

Weighted average common shares outstanding
Basic	214,915,338	212,861,564	214,637,930	212,692,393
Diluted	221,259,232	220,503,544	221,159,419	220,506,921

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)	Six Months Ended
	June 29, 2024	July 1, 2023
Cash flows from operating activities
Net income	$47,421	$37,863
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	9,067	8,590
Amortization of intangible assets	17,046	18,543
Amortization of deferred debt issuance fees	2,294	2,242
Stock-based compensation	4,632	4,146
Deferred income taxes	(6,631)	(1,673)
Allowance for bad debts	81	(879)
Loss on debt extinguishment	4,926	—
(Gain) loss on sale of property, plant and equipment	(504)	137
Changes in operating assets and liabilities
Accounts receivable	124,537	63,801
Inventories	6,384	50,234
Other current and non-current assets	7,803	15,225
Accounts payable	(562)	(427)
Accrued expenses and other liabilities	(6,655)	(31,286)
Net cash provided by operating activities	209,839	166,516

Cash flows from investing activities
Purchases of property, plant, and equipment	(10,706)	(15,703)
Acquisitions, net of cash acquired	(62,367)	—
Proceeds from sale of property, plant, and equipment	48	5
Proceeds from short-term investments	25,000	—
Net cash used in investing activities	(48,025)	(15,698)

Cash flows from financing activities
Proceeds from revolving credit facility	—	144,100
Payments on revolving credit facility	—	(144,100)
Proceeds from issuance of long-term debt	2,856	1,827
Payments of long-term debt	(129,401)	(6,153)
Proceeds from issuance of short-term notes payable	6,340	5,347
Payments of short-term notes payable	(2,888)	(3,542)
Other, net	(514)	(360)
Net cash used in financing activities	(123,607)	(2,881)

Effect of exchange rate changes on cash and cash equivalents	(1,248)	888
Change in cash and cash equivalents	36,959	148,825
Cash and cash equivalents, beginning of period	178,097	56,177
Cash and cash equivalents, end of period	$215,056	$205,002

Supplemental disclosures of cash flow information
Cash paid-interest	$36,601	$37,223
Cash paid-income taxes	6,221	6,779
Equipment financed under finance leases	630	—

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net income	$37,581	$29,453	$47,421	$37,863
Depreciation	4,757	4,228	9,067	8,590
Amortization	8,503	9,289	17,046	18,543
Interest expense	16,799	19,130	35,391	38,491
Income taxes	9,365	13,767	12,430	14,602
Loss on debt extinguishment	4,926	—	4,926	—
EBITDA	81,931	75,867	126,281	118,089
Stock-based compensation (a)	230	375	420	732
Currency exchange items (b)	(180)	1,205	(126)	1,131
Acquisition and restructuring related expense, net (c)	839	1,309	1,343	2,872
Other (d)	(206)	722	(263)	1,583
Total Adjustments	683	3,611	1,374	6,318
Adjusted EBITDA	$82,614	$79,478	$127,655	$124,407
Adjusted EBITDA margin	29.0%	28.0%	25.7%	25.2%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended June 29, 2024 are primarily driven by $0.6 million of transaction costs associated with the acquisition of ChlorKing HoldCo, LLC and related entities (“ChlorKing”) and $0.3 million of separation and other costs associated with the centralization of operations in Europe. Adjustments in the three months ended July 1, 2023 are primarily driven by $0.5 million of separation costs associated with the enterprise cost-reduction program initiated in 2022, $0.5 million of integration costs from prior acquisitions and $0.3 million of costs associated with the relocation of the corporate headquarters.

Adjustments in the six months ended June 29, 2024 are primarily driven by $0.7 million of separation and other costs associated with the centralization of operations in Europe and $0.6 million of transaction costs associated with the acquisition of ChlorKing. Adjustments in the six months ended July 1, 2023 are primarily driven by $1.3 million of separation costs associated with the enterprise cost-reduction program initiated in 2022, $0.8 million of integration costs from prior acquisitions and $0.6 million of costs associated with the relocation of the corporate headquarters.

(d)
Adjustments in the three months ended June 29, 2024 are primarily driven by $0.5 million of gains on the sale of assets, partially offset by $0.2 million of costs incurred related to litigation. Adjustments in the three months ended July 1, 2023 primarily include $0.3 million of costs incurred related to the selling stockholder offering of shares in May 2023, which are reported in SG&A in the unaudited condensed consolidated statement of operations, and other miscellaneous items the Company believes are not representative of its ongoing business operations.

Adjustments in the six months ended June 29, 2024 are primarily driven by $0.5 million of gains on the sale of assets, partially offset by $0.3 million of costs incurred related to litigation. Adjustments in the six months ended July 1, 2023 primarily includes $0.6 million of costs associated with follow-on equity offerings, $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and other miscellaneous items the Company believes are not representative of its ongoing business operations.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	June 29, 2024	December 31, 2023
Net income	$90,245	$80,687
Depreciation	16,460	15,983
Amortization	35,582	37,079
Interest expense	70,484	73,584
Income taxes	18,228	20,400
Loss on debt extinguishment	4,926	—
EBITDA	235,925	227,733
Stock-based compensation (a)	958	1,270
Currency exchange items (b)	(471)	786
Acquisition and restructuring related expense, net (c)	11,684	13,213
Other (d)	2,425	4,271
Total Adjustments	14,596	19,540
Adjusted EBITDA	$250,521	$247,273
Adjusted EBITDA margin	25.2%	24.9%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last twelve months ended June 29, 2024 include $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets, $3.0 million related to programs to centralize and consolidate operations and professional services in Europe, $1.5 million of costs associated with the relocation of the corporate headquarters and $0.6 million of transaction costs associated with the acquisition of ChlorKing.

Adjustments in the year ended December 31, 2023 primarily include $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets, $2.4 million related to programs to centralize and consolidate operations and professional services in Europe, $1.9 million of costs associated with the relocation of the corporate headquarters, $1.2 million separation costs associated with the 2022 cost reduction program and $0.8 million of costs associated with integration costs from prior acquisitions.

(d)
Adjustments in the last twelve months ended June 29, 2024 primarily include $1.3 million of costs related to inventory and fixed assets as part of the centralization of operations in Europe, $0.8 million of costs associated with follow-on equity offerings and $0.3 million of costs incurred related to litigation.

Adjustments in the year ended December 31, 2023 primarily include $1.8 million related to inventory and fixed asset write-offs in Europe and $1.5 million of costs incurred related to the selling stockholder offerings of shares in March, May and August 2023, which are reported in SG&A in our consolidated statements of operations.

(e)
Items for the last twelve months ended June 29, 2024 are calculated by adding the items for the six months ended June 29, 2024 plus fiscal year ended December 31, 2023 and subtracting the items for the six months ended July 1, 2023.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net income	$37,581	$29,453	$47,421	$37,863
Tax adjustments (a)	(1,624)	3,046	(1,771)	1,498
Other adjustments and amortization:
Stock-based compensation (b)	230	375	420	732
Currency exchange items (c)	(180)	1,205	(126)	1,131
Acquisition and restructuring related expense, net (d)	839	1,309	1,343	2,872
Other (e)	(206)	722	(263)	1,583
Total other adjustments	683	3,611	1,374	6,318
Loss on debt extinguishment	4,926	—	4,926	—
Amortization	8,503	9,289	17,046	18,543
Tax effect (f)	(3,304)	(3,200)	(5,539)	(6,284)
Adjusted net income	$46,765	$42,199	$63,457	$57,938

Weighted average number of common shares outstanding, basic	214,915,338	212,861,564	214,637,930	212,692,393
Weighted average number of common shares outstanding, diluted	221,259,232	220,503,544	221,159,419	220,506,921

Basic EPS	$0.17	$0.14	$0.22	$0.18
Diluted EPS	$0.17	$0.13	$0.21	$0.17

Adjusted basic EPS	$0.22	$0.20	$0.30	$0.27
Adjusted diluted EPS	$0.21	$0.19	$0.29	$0.26

(a)
Tax adjustments for the three and six months ended June 29, 2024 reflect a normalized tax rate of 23.4% and 23.7%, respectively, compared to the Company’s effective tax rate of 19.9% and 20.8%, respectively. The Company’s effective tax rate for the three months ended June 29, 2024 includes the tax benefits resulting from stock compensation and the six months ended June 29, 2024 additionally include a tax benefit resulting from a return-to-provision adjustment. Tax adjustments for the three and six months ended July 1, 2023 reflect a normalized tax rate of 24.8% and 25.0%, respectively, compared to the Company's effective tax rate of 31.9% and 27.8%, respectively. The Company’s effective tax rate for the three and six months ended July 1, 2023 includes the impact of a discrete tax expense related to a change in the indefinite reinvestment assertion for one jurisdiction, partially offset by a tax benefit resulting from the exercise of stock options.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)	Adjustments in the three months ended June 29, 2024 are primarily driven by $0.6 million of transaction costs associated with the acquisition of ChlorKing HoldCo, LLC and related entities (“ChlorKing”) and $0.3 million of separation and other costs associated with the centralization of operations in Europe. Adjustments in the three months ended July 1, 2023 are primarily driven by $0.5 million of separation costs associated with the enterprise cost-reduction program initiated in 2022, $0.5 million of integration costs from prior acquisitions and $0.3 million of costs associated with the relocation of the corporate headquarters.

Adjustments in the six months ended June 29, 2024 are primarily driven by $0.7 million of separation and other costs associated with the centralization of operations in Europe and $0.6 million of transaction costs associated with the acquisition of ChlorKing. Adjustments in the six months ended July 1, 2023 are primarily driven by $1.3 million of separation costs associated with the enterprise cost-reduction program initiated in 2022, $0.8 million of integration costs from prior acquisitions and $0.6 million of costs associated with the relocation of the corporate headquarters.
(e)	Adjustments in the three months ended June 29, 2024 are primarily driven by $0.5 million of gains on the sale of assets, partially offset by $0.2 million of costs incurred related to litigation. Adjustments in the three months ended July 1, 2023 primarily include $0.3 million of costs incurred related to the selling stockholder offering of shares in May 2023, which are reported in SG&A in the unaudited condensed consolidated statement of operations, and other miscellaneous items the Company believes are not representative of its ongoing business operations.

Adjustments in the six months ended June 29, 2024 are primarily driven by $0.5 million of gains on the sale of assets, partially offset by $0.3 million of costs incurred related to litigation. Adjustments in the six months ended July 1, 2023 primarily includes $0.6 million of costs associated with follow-on equity offerings, $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and other miscellaneous items the Company believes are not representative of its ongoing business operations.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	June 29, 2024			July 1, 2023
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$284,393	$241,113	$43,280	$283,543	$237,352	$46,191
Gross profit	$145,087	$127,430	$17,657	$136,510	$118,442	$18,068
Gross profit margin %	51.0%	52.9%	40.8%	48.1%	49.9%	39.1%

Income from operations before income taxes	$46,946			$43,220
Expenses not allocated to segments
Corporate expense, net	7,811			8,425
Acquisition and restructuring related expense	839			1,309
Amortization of intangible assets	6,949			7,637
Interest expense, net	16,799			19,130
Loss on debt extinguishment	4,926			—
Other (income) expense, net	(646)			625
Segment income	$83,624	$75,335	$8,289	$80,346	$70,962	$9,384
Segment income margin %	29.4%	31.2%	19.2%	28.3%	29.9%	20.3%
Depreciation	$4,591	$4,328	$263	$4,068	$3,837	$231
Amortization	1,554	1,554	—	1,651	1,651	—
Stock-based compensation	57	57	—	192	180	12
Other (a)	—	—	—	290	290	—
Total adjustments	6,202	5,939	263	6,201	5,958	243
Adjusted segment income	$89,826	$81,274	$8,552	$86,547	$76,920	$9,627
Adjusted segment income margin %	31.6%	33.7%	19.8%	30.5%	32.4%	20.8%

(a)	The three months ended July 1, 2023 includes miscellaneous items the Company believes are not representative of its ongoing business operations.

(Dollars in thousands)	Six Months Ended			Six Months Ended
	June 29, 2024			July 1, 2023
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$496,962	$414,542	$82,420	$493,679	$400,056	$93,623
Gross profit	$249,666	$217,307	$32,359	$234,401	$197,455	$36,946
Gross profit margin %	50.2%	52.4%	39.3%	47.5%	49.4%	39.5%

Income from operations before income taxes	$59,851			$52,465
Expenses not allocated to segments
Corporate expense, net	15,326			14,524
Acquisition and restructuring related expense	1,343			2,872
Amortization of intangible assets	13,849			15,254
Interest expense, net	35,391			38,491
Loss on debt extinguishment	4,926			—
Other (income) expense, net	(1,284)			(134)
Segment income	$129,402	$115,077	$14,325	$123,472	$104,238	$19,234
Segment income margin %	26.0%	27.8%	17.4%	25.0%	26.1%	20.5%
Depreciation	$8,735	$8,215	$520	$8,373	$7,925	$448
Amortization	3,197	3,197	—	3,288	3,288	—
Stock-based compensation	79	69	10	365	342	23
Other (a)	19	19	—	388	388	—
Total adjustments	12,030	11,500	530	12,414	11,943	471
Adjusted segment income	$141,432	$126,577	$14,855	$135,886	$116,181	$19,705
Adjusted segment income margin %	28.5%	30.5%	18.0%	27.5%	29.0%	21.0%

(a)
The six months ended June 29, 2024 represents losses on the sale of assets. The six months ended July 1, 2023 includes miscellaneous items the Company believes are not representative of its ongoing business operations.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Tanya McNabb
tmcnabb@hayward.com
Source: Hayward Holdings, Inc.